EXHIBIT 99.1

SECOND ADDENDUM TO LEASE AGREEMENT

This lease Amendment Agreement (“Lease Amendment”) made on October 16, 2017 by and between Joseph T. Bellamy, Trustee of the Joseph T. Bellamy 2005 Trust (“Landlord”) and American River Bank (formerly the Bank of Amador, a division of American River Bank), (“Tenant”).

WHEREAS, Landlord and Tenant desire to amend the Lease dated May 21, 2007, and addendum thereto dated October 12, 2007, related to 26395 Buckhorn Ridge Road, Pioneer, California, by and between the Landlord and Tenant:

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

That the lease is amended effective on November 1, 2017:

1.        Renewal Term:

The term of the Lease shall be extended for an additional period of sixty (60) month commencing on November 1, 2017 and expiring on October 31, 2022.

2.        Rent:

The monthly base rent for the term of the lease shall be as follows:

November 1, 2017 through October 31, 2018           $2,550.00 per month.

November 1, 2018 through October 31, 2019           $2,588.25 per month.

November 1, 2019 through October 31, 2020           $2,627.07 per month.

November 1, 2020 through October 31, 2021           $2,666.48 per month.

November 1, 2021 through October 31, 2022           $2,706.48 per month.

3.        Early Termination Clause:

Beginning November 1, 2017, Tenant has unilateral right to cancel the lease at any time by proving Landlord with a six (6) month written notice. The early termination notice and payments thereon are acknowledged by both parties, as the entire amount due and, upon payment of all amounts due, Tenant is absolved from the obligations outlined in this document and by reference, in the lease agreement dated May 21, 2007, and addendum thereto dated October 12, 2007.

All other terms, covenants and conditions of the Lease shall remain in full force and in effect. In the event of any conflicts between the terms and conditions of the Lease and the terms and conditions of this Lease Amendment, the terms and conditions of this Lease Amendment shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have caused this agreement to be executed as of the day and year first written above and the below signatories represent and warrant that they have the requisite authority to execute this Lease Amendment on behalf of the Landlord and Tenant, respectively.

LANDLORD:		TENANT:

By:	/s/ Joseph T. Bellamy	By:	/s/ Mitchell A. Derenzo

Joseph T. Bellamy, Trustee of		Mitchell A. Derenzo
the Joseph T. Bellamy 2005 Trust		Executive Vice President/CFO
American River Bank

Date:	10/13/17	Date:	10/16/17